Exhibit 3.13
As Amended, as of August 13, 2003
Articles of Incorporation
of
Susquehanna Radio Corp.
1. The name of the corporation is Susquehanna Radio Corp.
2. The location and post office address of the initial registered office of the corporation in this Commonwealth is: 140 East Market Street, York, Pennsylvania 17401.
3. The corporation is incorporated under the Business Corporation Law of the Commonwealth of Pennsylvania for the following purpose or purposes: The purpose for which this corporation is incorporated is to have unlimited powers to engage in and to do any lawful act concerning any or all lawful business for which corporations may be incorporated under the Business Corporation Law, Act of May 5, 1933, P.L. 364, as amended and for these purposes to have, possess and enjoy all the rights, benefits and privileges of said Act of Assembly and its supplements and amendments.
4. The term for which the corporation is to exist is: perpetual.
5. The aggregate number of shares which the corporation shall have authority to issue is:
(a)	5,200,000 shares of Class A Voting Common Stock with each share having a $.025 par value. All shares of Class A Voting Common Stock shall have voting rights.

(b)	4,000,000 shares of Class B Nonvoting Common Stock with each share having a $.025 par value. All shares of Class B Nonvoting Common Stock shall not have voting rights.
Class B Nonvoting Common Stock shall be subject to conversion to Class A Voting Common Stock and, at such time, shall have all of the rights of Class A Voting Common Stock, in the event:
(i)	of sale or transfer of more than 50% of the Class A Voting Common Stock of the Company or

(ii)	the sale or other transfer of 50% or more of the assets of the Company valued at book value to a corporation, partnership or individual, which is not controlled by the Company or its parent, Susquehanna Media Co., or is not a shareholder of Susquehanna Pfaltzgraff Co. or the beneficiary of a trust which is the record holder of shares of Susquehanna Pfaltzgraff Co. at the time of adoption of this Amendment.

Notwithstanding anything herein to the contrary, the powers and rights of the Class B Nonvoting Common Stock shall be identical in all respects to the powers and rights of the Class A Voting Common Stock, except that the holders of the said Class B Nonvoting Common Stock shall have no voting powers whatsoever and shall not be entitled to notice of meetings of shareholders, unless such notice is expressly required by law.
6. The name(s) and post office address(es) of each incorporator(s) and the number and class of shares subscribed by such incorporator(s) is (are): Craig W. Bremer, 140 East Market St., York, PA 17401, 1 Common.
IN TESTIMONY WHEREOF, the incorporator has signed and sealed these Articles of Incorporation this 25th day of November 1985.

/s/ C.W. Bremer
Name (print): C.W. Bremer